FORM  3

               U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

       INITIAL STATEMENT OF BENREFICIAL OWNERSHIP OF SECURITIES

  Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940



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1. Name and Address of Reporting Person

     Tsai                     Kuan                          C.
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    (Last)                   (First)                     (Middle)

         32 Bridge Street,   Bldg. B
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        (Street)

        Metuchen              NJ                          08840
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       (City)               (State)                       (ZIP)

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2. Date of Event Requiring Statement (Month/Day/Year)

   9/19/2000
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

    Lotus Pacific, Inc.   "LPFC"
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5. Relationship of Reporting Person to Issuer (check all applicable)

    (X)  Director                       ( ) 10% Owner
    ( )  Officer (given title below)    ( ) Other (specify below)

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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (check applicable line)

   (X)  Form Filed by One Reporting Person
   ( )  Form Filed by More than One Reporting Person




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         Table I - Non-Derivative Securities Beneficially Owned
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1. Title of Security (Instr. 4)

   No Non-Derivative Securities are beneficially owned

2. Amount of Securities Beneficially Owned (Instr. 4)

   No Non-Derivative Securities are beneficially owned

3. Ownership (I) (Instr. 5)


4. Nature of Indirect Beneficial Ownership (Inst. 5)





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Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 4)

   Stock Option

2. Date Exercisable and Expiration Date (Month/Day/Year)

   Date Exercisable    ---    9/19/2001
   Expiration Date     ---    9/19/2010

3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   Title                       ---   Common Stock
   Amount or Number of Shares  ---   5,000 shares

4. Conversion or Exercise Price of Derivative Security

   Exercise Price --- $6.875 per share

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I)(Instr. 5)

   D

6. Nature of Indirect Beneficial Ownership (Instr. 5)


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Explanation of Responses:



                                           /s/ Kuan C. Tsai
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                                           ** Signature of Reporting Person

                                                 October 3, 2000
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                                                       Date


** Intentional misstatement or omission of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.
   If space provided is insufficient, see Instruction 6 for procedure.

SEC 1473 (3/91)